As filed with the Securities and Exchange Commission on November 16, 2017

Registration No. 333-193743

Registration No. 333-218798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-193743

FORM S-8 REGISTRATION STATEMENT NO. 333-218798

UNDER THE SECURITIES ACT OF 1933

STARWOOD WAYPOINT HOMES

(IH Merger Sub, LLC, as successor by merger to Starwood Waypoint Homes)

(Exact name of registrant as specified in its charter)

Maryland	90-0939055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Invitation Homes Inc. 1717 Main Street, Suite 2000 Dallas, Texas 75201 (Address of Principal Executive Offices, Zip Code)

Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan

Colony Starwood Homes Equity Plan (f/k/a Starwood Waypoint Residential Trust Equity Plan)

Colony Starwood Homes 2017 Employee Share Purchase Plan

(Full title of the plans)

Mark A. Solls

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

(972) 421-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joshua Ford Bonnie

Edgar J. Lewandowsi

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all unissued common shares of beneficial interest, par value $0.01 per share (“Shares”), of Starwood Waypoint Homes (“SFR”) and any other securities remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by SFR with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-193743), which was filed with the Commission on February 4, 2014, pertaining to the registration of 2,355,123 Shares issuable under the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan and Colony Starwood Homes Equity Plan (f/k/a Starwood Waypoint Residential Trust Equity Plan).

•	Registration Statement on Form S-8 (No. 333-218798), which was filed with the Commission on June 16, 2017, pertaining to the registration of 2,500,000 Shares issuable under the Colony Starwood Homes Equity Plan (f/k/a Starwood Waypoint Residential Trust Equity Plan) and 1,000,000 Shares under the Colony Starwood Homes 2017 Employee Share Purchase Plan.

Effective November 16, 2017, pursuant to the Agreement and Plan of Merger, dated as of dated August 9, 2017, by and among Invitation Homes Inc., a Maryland corporation (“INVH”), Invitation Homes Operating Partnership LP, a Delaware limited partnership, IH Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of INVH (“Merger Sub”), SFR and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership, SFR merged with and into Merger Sub (the “Merger”).

As a result of the Merger, SFR has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, SFR hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by SFR in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of SFR registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 16th day of November 2017.

IH MERGER SUB, LLC,
as successor by merger to Starwood Waypoint Homes

By:	/s/ Mark A. Solls

Name:	Mark A. Solls
Title:	Executive Vice President, Secretary and Chief Legal Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.